Exhibit 99.1

Bio-Path Holdings Receives Notice of Allowance for Key U.S. Composition of Matter Patent

Further Protects Company’s Proprietary Liposomal Delivery and Antisense Technology

HOUSTON—July 19, 2017 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced that the United States Patent and Trademark Office has issued a notice of allowance for claims related to the Company’s proprietary liposomal delivery and antisense technology, DNAbilize™, including its use in the treatment of cancers, autoimmune diseases and infectious diseases.

“We are particularly encouraged by the expanding role of our proprietary liposomal delivery and antisense technology as a treatment for a variety of cancers, autoimmune diseases and infectious diseases. This patent further bolsters our intellectual property position and provides us with additional opportunities to build upon this important technology,” said Peter H. Nielsen, Chief Executive Officer of Bio-Path Holdings.

The new patent, titled “P-Ethoxy Nucleic Acids for Liposomal Formulation,” (based on Application No. 15/294,223) will provide broad protection for application of the DNAbilize™ technology in the treatment of a variety of cancers, as well as autoimmune and infectious diseases. DNAbilize™ is a proprietary liposomal delivery and antisense technology, designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for solid tumors. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

# # #

Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369